Exhibit 99.1
BACKWEB ACHIEVES SIGNIFICANT

Q3 YEAR-OVER-YEAR REVENUE GAIN
Q3 2005 Marks Third Consecutive Quarter of Improved Revenue and Net Loss Performance
Q3 License Revenues Reach Highest Level in Three Years
SAN JOSE, Calif., November 2, 2005 — BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline and mobile web software, today reported financial results for its third quarter and nine months ended September 30, 2005.
BackWeb® reported Q3 2005 revenue increased 51% to $1.78 million compared to $1.18 million in the third quarter of 2004 and revenue of $1.72 million, or 4%, in the second quarter of 2005. Higher license revenues in particular, as well as continued strength in services, drove the third quarter revenue increase. License sales in the period included significant new and follow-on orders from Centocor, Dade Behring, Pfizer and Siemens AG’s Communications Group.
BackWeb continued its expense management discipline, reporting a reduced net loss of $208,000, or $0.01 per share, for Q3 2005, compared to a net loss of $1.54 million, or $0.04 per share, in Q3 2004, and a net loss of $233,000, or $0.01 per share, in Q2 2005.
For the first nine months of 2005, BackWeb’s revenue rose 30% to $5.16 million compared to $3.97 million in the first nine months of 2004. BackWeb reported a significantly lower net loss of $688,000, or $0.02 per share, for the first nine months of 2005, compared to a net loss of $4.23 million, or $0.10 per share, in the first nine months of 2004.
BackWeb’s balance sheet and cash position continue to remain solid, with no long-term debt and cash and investments totaling approximately $8.62 million as of September 30, 2005.
BackWeb’s Vice President Finance, Ken Holmes, commented, “The third quarter was our strongest period of license revenue recognition in three years and reflects customers who are either expanding existing deployments or bringing BackWeb’s value to other new applications.”
BackWeb’s CEO, Bill Heye, commented, “Our Q3 success reflects progress in both revenue growth and expense management toward our goal of sustainable profitability. We believe that current market dynamics are driving greater demand for the mobilization of key enterprise web applications. In an effort to accelerate our revenue ramp in coming quarters, we recently expanded our senior management team with the appointments of two proven industry executives to head worldwide sales and marketing and business development. Already, we are seeing the benefit of their contributions as they expand our sales outreach and work toward new partnering opportunities. While these additions, as well as the planned ramp in sales, marketing and partnering activity will moderately increase our expenses going forward, we

BackWeb Reports Q3 2005 Results, 11/2/05	Page 2 of 4
believe the growing opportunities for mobile software justify these investments at this time.”
Mr. Heye concluded, “Also supporting our sales and marketing effort is a growing base of customers who have achieved successful deployments of our solutions, some with deployments exceeding 10,000 users. A number of our customers have already returned to BackWeb to expand their original deployments or to deploy our mobility solutions in new applications or divisions. Additionally, our partnership with Oracle’s PeopleSoft® Enterprise ePerformance application is gaining traction and contributed to an important business win in the recent quarter. Expanding our base of partnerships of this type is a major focus of our company, and we hope to demonstrate more progress in this area in the coming quarters.”
About BackWeb Technologies:
BackWeb mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s patented web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft and SAP. BackWeb’s operations are centered in San Jose, California, and Rosh Ha ‘ayin, Israel with field offices in New York and Europe. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2005 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include statements regarding: BackWeb’s ability to achieve sustainable profitability; the expected contributions to our business of BackWeb’s new officers; our planned increase in sales, marketing and partnering activity and the resulting expected increase to our expenses; and our efforts to expand our partnership base. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the ability of BackWeb’s new and existing sales personnel to effectively transition to the new sales execution model; the uncertainty of market acceptance of offline access products or our ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

BackWeb Reports Q3 2005 Results, 11/2/05	Page 3 of 4
BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2005	2004
	Unaudited
ASSETS
Current assets:
Cash and investments	$8,617	$10,320
Trade accounts receivable, net	1,145	1,677
Other current assets	298	378

Total current assets	10,060	12,375

Long-term investments and other assets	33	26
Property and equipment, net	206	154

Total assets	$10,299	$12,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,779	$1,800
Deferred revenue	1,121	2,672

Total current liabilities	2,900	4,472

Long-term liabilities	21	145
Total shareholders’ equity	7,378	7,938

Total liabilities and shareholders’ equity	$10,299	$12,555

BackWeb Reports Q3 2005 Results, 11/2/05	Page 4 of 4
BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	September	September	September	September
	30, 2005	30, 2004	30, 2005	30, 2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue:
License	$942	$124	$2,569	$1,043
Service	840	1,057	2,588	2,923

Total revenue	1,782	1,181	5,157	3,966

Cost of revenue:
License	14	12	27	53
Service	183	347	533	960

Total cost of revenue	197	360	560	1,013

Gross profit	1,585	821	4,597	2,953

Operating expenses:
Research and development	530	768	1,670	2,527
Sales and marketing	787	1,236	2,317	3,273
General and administrative	511	423	1,359	1,533

Total operating expenses	1,828	2,427	5,346	7,333

Loss from operations	(243)	(1,606)	(749)	(4,380)

Finance and other income, net	35	68	61	149

Net loss	$(208)	$(1,538)	$(688)	$(4,231)

Net loss per share	$(0.01)	$(0.04)	$(0.02)	$(0.10)

Shares used in computing net loss per share	41,036	40,717	40,971	40,669

Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
pr@backweb.com	bweb@jcir.com
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